UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 17, 2025

UWM Holdings Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	001-39189	84-2124167
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

585 South Boulevard E.
Pontiac,	Michigan	48341
(Address of principal executive offices)		(Zip Code)
(800) 981-8898
(Registrant’s telephone number, including area code)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	UWMC	New York Stock Exchange
Warrants, each warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50	UWMCWS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
On December 17, 2025, UWM Holdings Corporation (“UWMC”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among UWMC, UWM Acquisitions 1, LLC, a Delaware limited liability company and a wholly owned subsidiary of UWM (“Merger Sub”) and Two Harbors Investment Corp., a Maryland corporation (“Two Harbors”). Pursuant to the Merger Agreement, and upon the terms and subject to the conditions therein and in accordance with the provisions of the Delaware Limited Liability Company Act and the Maryland General Corporation Law, Two Harbors will merge with and into Merger Sub (the “Merger”) with Merger Sub surviving the Merger and continuing as a wholly owned subsidiary of UWMC.
Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each outstanding share of Two Harbors common stock, par value $0.01 per share (the “Two Harbors Common Stock”), will be converted into the right to receive 2.3328 shares (the “Exchange Ratio”) of newly issued UWMC Class A common stock, par value $0.0001 per share (the “UWMC Common Stock”), and cash payable in lieu of fractional shares (collectively, the “Common Merger Consideration”), without interest and subject to any applicable withholding taxes.
Subject to the terms and conditions of the Merger Agreement, at the Effective Time, (A) each outstanding share of Two Harbors 8.125% Series A Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, par value $0.01 per share, will be automatically converted into the right to receive one share of UWMC Series A Preferred Stock, par value $0.0001 per share (the “UWMC Preferred Series A Stock”); (B) each outstanding share of Two Harbors 7.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, par value $0.01 per share, will be automatically converted into the right to receive one share of UWMC Series B Preferred Stock, par value $0.0001 per share (the “UWMC Preferred Series B Stock”); and (C) each outstanding share of Two Harbors 7.25% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, par value $0.01 per share, will be automatically converted into the right to receive one share of UWMC Series C Preferred Stock (together with the UWMC Preferred Series A Stock and the UWMC Preferred Series B Stock, the “UWMC Preferred Stock”). Collectively, the UWMC Preferred Stock and UWMC Common Stock are herein referred to as the “UWMC Stock.”
Under the terms of the Merger Agreement, the completion of the Merger is subject to certain customary closing conditions, including: (i) the adoption of the Merger Agreement by the affirmative vote of the holders of the outstanding shares of Two Harbors Common Stock (the “Two Harbors Stockholders”) entitled to cast a majority of all the votes entitled to be cast at the meeting of the Two Harbors Stockholders to consider the approval of the Merger and the other transactions contemplated by the Merger Agreement (the “Two Harbors Stockholders Meeting”); (ii) the accuracy of the parties’ respective representations and warranties in the Merger Agreement, subject to specified materiality qualifications; (iii) compliance by the parties with their respective covenants in the Merger Agreement in all material respects; (iv) the expiration or termination of the applicable waiting period (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other specified regulatory consents or clearances; (v) the absence of any law or order prohibiting or enjoining the consummation of the Merger or that would have certain other effects; (vi) the effectiveness of a registration statement of UWMC relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the issuance of UWMC Stock in connection with the Merger; (vii) the shares of UWMC Stock to be issued in the Merger being approved for listing on the NYSE, subject to official notice of issuance; and (viii) the absence of a material adverse effect with respect to Two Harbors or UWMC on or after the date of the Merger Agreement that is continuing. Two Harbors’ obligation to consummate the Merger is also subject to the receipt by Two Harbors of an opinion of counsel to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). UWMC’s obligation to consummate the Merger is also subject to the receipt by UWMC of an opinion of counsel to the effect that (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) Two Harbors has been organized and operated in conformity with the requirements for qualification and taxation as a REIT.
The Board of Directors of UWMC (the “UWMC Board”) has unanimously approved the Merger Agreement and the transactions contemplated thereby. The Merger Agreement and the consummation of the transactions contemplated thereby have been unanimously approved by Two Harbors’ Board of Directors (the “Two Harbors Board”), and the Two Harbors Board has resolved to recommend that the Two Harbors Stockholders approve the Merger and the other transactions contemplated by the Merger Agreement.
The Merger Agreement provides that, at the Effective Time, each restricted stock unit in respect of shares of Two Harbors Common Stock granted by Two Harbors with time-based vesting requirements (each, a “Two Harbors RSU”) that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, will automatically and without any action on the part of the holder thereof be cancelled and converted into only the right to receive the Common Merger Consideration with respect to each share of Two Harbors Common Stock subject to such Two Harbors RSU immediately prior to the Effective Time (without interest and less applicable withholdings) as soon as reasonably practicable (but no later than fifteen calendar days) after the Effective Time. The Merger Agreement further provides that, at the Effective Time, each performance share unit in respect of shares of Two Harbors Common Stock granted by Two Harbors with any performance-

based vesting requirements (each, a “Two Harbors PSU”) that is outstanding as of immediately prior to the Effective Time will automatically and without any action on the part of the holder thereof be cancelled and converted into only the right to receive the Common Merger Consideration with respect to each share of Two Harbors Common Stock subject to such Two Harbors PSU immediately prior to the Effective Time that is earned and vested assuming achievement of the applicable performance criteria at the greater of (i) target performance and (ii) actual performance determined by the Two Harbors Board (as constituted immediately prior to the Effective Time) as if the date on which the closing of the transactions contemplated by the Merger Agreement occurs was the last day of the applicable performance period (without interest and less applicable withholdings) as soon as reasonably practicable (but no later than fifteen calendar days) after the Effective Time. The Merger Agreement provides that, at the Effective Time, each share of restricted Two Harbors Common Stock granted by Two Harbors (each, a share of “Two Harbors Restricted Stock”) that is outstanding as of immediately prior to the Effective Time shall, automatically and without any action on the part of the holder thereof, be fully vested, and each holder of such shares of Two Harbors Restricted Stock shall have the right to receive the Common Merger Consideration with respect to each share of Two Harbors Restricted Stock that so vests.
The Merger Agreement contains customary representations, warranties and covenants made by each of UWMC, Merger Sub and Two Harbors, including covenants by each of UWMC and Two Harbors regarding the conduct of its business during the pendency of the transactions contemplated by the Merger Agreement and other matters. Two Harbors, its subsidiaries and its and their respective directors and officers are required, among other things, not to solicit alternative acquisition proposals and, subject to certain customary exceptions, not to engage in, authorize or knowingly permit discussions or negotiations regarding alternative acquisition proposals. The Merger Agreement also contains customary employee matters covenants, including, a requirement that UWMC maintain specified levels of compensation and benefits for employees for designated periods of time following the closing.
Either UWMC or Two Harbors may terminate the Merger Agreement under certain specified circumstances, including (i) by mutual written consent of UWMC and Two Harbors; (ii) if the Merger is not consummated by the date that is 12 months after the date of the Merger Agreement (the “End Date”); except that the End Date will automatically be successively extended to the date that is 15 months after the date of the Merger Agreement if all required applicable regulatory clearances have not been obtained by what would otherwise be the End Date but all other conditions to closing have been satisfied (other than those conditions that by their terms are to be satisfied at the closing, each of which is capable of being satisfied) or (to the extent permitted by law) waived, (iii) if the approval of Two Harbors Stockholders is not obtained upon a vote held at a duly held Two Harbors Stockholders Meeting; (iv) any order, decree, ruling or injunction permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger becomes final and nonappealable; or (v) if there is a breach by a party of any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which would result in the failure to satisfy one or more of the conditions for closing set forth in the Merger Agreement and has not been cured within a specified cure period. UWMC may terminate the Merger Agreement under certain specified circumstances, including if the Two Harbors Board changes its recommendation with respect to the proposed Merger prior to receipt of the necessary approval of the Two Harbors Stockholders, in which instance, Two Harbors will pay UWMC a termination fee of $25.35 million (the “Termination Fee”). Two Harbors may terminate the Merger Agreement under certain specified circumstances, including in order to enter into an alternative acquisition agreement constituting a Company Superior Proposal (as defined in the Merger Agreement), in which instance, Two Harbors will pay UWMC the Termination Fee.
Pursuant to the Merger Agreement, UWMC shall take all necessary corporate action so that upon and after the Effective Time, the size of the UWMC Board is increased by one member, and one person designated by Two Harbors is appointed to the UWMC Board to fill the vacancy on the UWMC Board created by such increase.
The foregoing description of the Merger Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the text of the Merger Agreement, which is attached as Exhibit 2.3 hereto and is incorporated by reference herein.
The Merger Agreement has been attached and the above description of the Merger Agreement have been included to provide investors and security holders with information regarding the terms of the Merger Agreement. They are not intended to provide any other factual information about UWMC, Two Harbors or their respective subsidiaries. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made by each contracting party to the other for the purposes of allocating contractual risk between them that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of UWMC, Two Harbors or any of their respective subsidiaries. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by UWMC. Accordingly, investors should read the representations and warranties in the Merger Agreement not in isolation but only in conjunction with the other information about UWMC or Two

Harbors and their respective subsidiaries that UWMC and Two Harbors includes in their respective reports, statements and other filings that they respectively make with the Securities and Exchange Commission.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.3*	Agreement and Plan of Merger, dated as December 17, 2025, by and among UWM Holdings Corporation., UWM Acquisitions 1, LLC, and Two Harbors Investment Corp.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*Schedules and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. UWMC agrees to furnish a supplemental copy of any omitted schedule or attachment to the SEC upon request.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UWM HOLDINGS CORPORATION

By:	/s/ Rami Hasani
Name:	Rami Hasani
Title:	Executive Vice President, Chief Financial Officer

Date: December 19, 2025